Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
April 27, 2006		Dorothy Brown Smith
Vice President
Corporate Communication
(717) 396-5696

Investor Inquiries:
Beth Riley
Director
Investor Relations
(717) 396-6354

Armstrong World Industries

Armstrong Reports First Quarter Results

LANCASTER, Pa., April 27, 2006 /PRNewswire-FirstCall/ – Armstrong Holdings, Inc. (OTC Bulletin Board: ACKHQ) today reported first quarter 2006 net sales of $876.6 million that were 4% higher than first quarter net sales of $840.7 million in 2005. Excluding the effects of unfavorable foreign exchange rates of $19.7 million, consolidated net sales increased by 7%. First quarter 2006 operating income of $48.2 million compared to $7.7 million in the first quarter of 2005, with improved operating income in every business segment. Operating income benefited from sales growth and from improved productivity, both in manufacturing efficiencies and in reduced selling, general and administrative (“SG&A”) expenses. In addition, a higher pension credit, lower charges for cost reduction initiatives, and a favorable settlement of a patent infringement case contributed to the year-over-year improvement. Inflationary cost increases partially offset these benefits.

Segment Highlights

Resilient Flooring net sales were $283.8 million in the first quarter of 2006 and $284.9 million in the first quarter of 2005. Excluding the unfavorable impact of foreign exchange rates, net sales increased 2%. The increase was primarily due to growth in sales of commercial vinyl and laminate products in the Americas and favorable price and product mix in Europe. An operating loss of $3.4 million in the quarter compared to a loss in the first quarter of 2005 of $9.6 million. The improvement is primarily attributable to benefits from previously implemented cost reduction efforts that more than offset raw material cost inflation.

Wood Flooring net sales of $205.2 million in the first quarter of 2006 grew 8% from $190.1 million in the prior year on double-digit volume growth in both engineered and solid wood floors, which was partially offset by price declines. Operating income of $11.5 million in the first quarter of 2006 compared to $8.8 million in the first quarter of 2005. The growth in operating income was primarily attributable to the increased sales volume and production efficiencies, which more than offset price declines.

Textiles and Sports Flooring net sales in the first quarter of 2006 increased to $64.8 million from $62.9 million. Excluding the effects of unfavorable foreign exchange rates of $6.2 million, sales grew 14% on higher volume in both carpet and sports flooring, combined with improved product mix. Operating income of $0.5 million in 2006 compared to an operating loss in 2005 of $5.9 million. The improvement was primarily due to the increased sales. Lower SG&A expenses also contributed to the positive change.

Building Products net sales of $267.9 million in the first quarter of 2006 increased from $253.6 million in the prior year. Excluding the effects of unfavorable foreign exchange rates of $8.0 million, sales increased by 9%, primarily due to price increases made to offset inflationary pressures, and by increased volume in the strong U.S. Commercial markets. Operating income increased to $40.0 million from operating income of $35.3 million in the first quarter of 2005. Increased selling prices covered a majority of the inflationary cost pressures of wage and salary increases and increased raw material, energy, and transportation costs. Operating income benefited from volume growth and increased equity earnings from our WAVE joint venture. Price realization essentially offset inflationary pressure from raw materials, energy and freight.

Cabinets net sales in the first quarter of 2006 of $54.9 million increased from $49.2 million in 2005 on higher selling prices and improved product mix, primarily related to new product introductions. The sales growth was the primary driver of improved profitability with modest operating income of $0.2 million compared to the prior year’s $5.9 million operating loss. In addition, the 2005 operating loss included higher SG&A expense and costs related to the shutdown of the Morristown, Tennessee manufacturing plant which were not repeated in 2006.

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. References to performance excluding the effects of foreign exchange are non-GAAP measures. Management believes that this information improves the comparability of business performance by excluding the impacts of changes in foreign exchange rates when translating comparable foreign currency amounts.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. In 2005, Armstrong’s net sales totaled nearly $4 billion. Based in Lancaster, PA, Armstrong operates 41 plants in 12 countries and has approximately 14,600 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our results could differ materially due to known and unknown risks and uncertainties, including: Armstrong World Industries, Inc.’s (“AWI”) Chapter 11 case and the magnitude of its asbestos liabilities; claims and legal proceedings, lower construction activity reducing our market opportunities, unavailability and/or increased costs for raw materials and energy; success in introducing new products, achieving manufacturing efficiencies and implementing price increases to offset increased costs; risks related to our international trade and business; labor relations issues; price competition stemming from factors such as worldwide excess industry capacity; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

FINANCIAL HIGHLIGHTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Net sales	$876.6	$840.7
Cost of goods sold	692.8	662.5
Selling, general and administrative expenses	144.9	170.4
Restructuring charges, net	2.7	8.2
Equity (earnings) from joint venture	(12.0)	(8.1)

Operating income	48.2	7.7

Interest expense (unrecorded contractual interest of $19.1 and $21.5)	1.9	2.2
Other non-operating expense	0.1	—
Other non-operating (income)	(1.2)	(2.2)
Chapter 11 reorganization costs, net	0.5	2.0

Earnings before income taxes	46.9	5.7

Income tax expense	18.9	8.7

Net earnings (loss)	$28.0	$(3.0)

Net earnings (loss) per share of common stock:
Basic	$0.69	$(0.07)
Diluted	$0.69	$(0.07)

Average number of common shares outstanding:
Basic	40.6	40.5
Diluted	40.7	40.5

SEGMENT RESULTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions) (unaudited)

	Three Months Ended March 31,
	2006	2005
Net sales:
Resilient Flooring	$283.8	$284.9
Wood Flooring	205.2	190.1
Textiles and Sports Flooring	64.8	62.9
Building Products	267.9	253.6
Cabinets	54.9	49.2

Total Net Sales	$876.6	$840.7

Operating income (loss):
Resilient Flooring	$(3.4)	$(9.6)
Wood Flooring	11.5	8.8
Textiles and Sports Flooring	0.5	(5.9)
Building Products	40.0	35.3
Cabinets	0.2	(5.9)
Unallocated Corporate (expense)	(0.6)	(15.0)

Total Operating Income	$48.2	$7.7

Selected Balance Sheet Information

(amounts in millions)

	Unaudited March 31, 2006	December 31, 2005
Assets:
Current assets	$1,564.4	$1,561.3
Property, plant and equipment, net	1,115.6	1,145.3
Other noncurrent assets	1,916.2	1,899.4

Total assets	$4,596.2	$4,606.0

Liabilities and shareholders’ equity:
Current liabilities	$400.8	$423.4
Liabilities subject to compromise	4,864.1	4,864.7
Other noncurrent liabilities	613.6	623.2
Shareholders’ deficit	(1,282.3)	(1,305.3)

Total liabilities and shareholders’ equity	$4,596.2	$4,606.0

Selected Cash Flow Information

(amounts in millions) (unaudited)

	Three Months Ended March 31,
	2006	2005
Net earnings (loss)	$28.0	$(3.0)
Other adjustments to reconcile net earnings (loss) to net cash (used for) operating activities	28.6	14.9
Changes in operating assets and liabilities, net	(146.4)	(110.4)

Net cash (used for) operating activities	(89.8)	(98.5)
Net cash (used for) investing activities	(20.9)	(19.7)
Net cash provided by financing activities	0.2	6.2
Effect of exchange rate changes on cash and cash equivalents	0.5	(2.3)

Net decrease in cash and cash equivalents	(110.0)	(114.3)
Cash and cash equivalents, beginning of year	602.2	515.9

Cash and cash equivalents, end of period	$492.2	$401.6